Exhibit 10.5




Phase III Medical, Inc.
330 South Service Road
Suite 120
Melville, New York  11747
Attention:  Dr. Joseph Zuckerman, Director

June 2, 2006

Dear Joe:

This letter is being written to confirm certain understandings relating to my employment with Phase III Medical, Inc. (the "Company").

I understand that in connection with a proposed financing (the "Financing") by DC Associates LLC ("Duncan") as lead investor, Duncan is requiring certain executives of the Company to accept a 25% reduction in their salary until certain milestones in the Company's development are achieved. My revised salary under this executive compensation plan (the "Executive Compensation Plan") and the milestones that result in its upward adjustment are set forth in the attachment to this letter which also appears as an exhibit to the Securities Purchase Agreement for the Financing. In consideration for agreeing to be bound by the Executive Compensation Plan, the Company is granting to me an option under the Company's 2003 Equity Purchase Plan (the "2003 EPP") to purchase 1,500,000 shares of the Company' common stock, $.001 par value (the "Common Stock"). The exercise price of the option is $.053 per share, the option is exercisable as set forth in the Executive Compensation Plan and will remain exercisable despite any termination of my relationship with the Company and will otherwise be governed by the terms of the 2003 EPP. The Company is also accelerating the vesting of certain options and shares of restricted stock held by me and granted pursuant to the 2003 EPP which remain unvested on the date hereof.

I have also agreed that I will accept shares of the Company's Common Stock at a per share price of $.044 (the per share price in the Duncan Financing) in payment of accrued salary of $121,531.76 owed to me; provided that the Company provides me with sufficient cash to pay related payroll and withholding taxes.

I have also agreed that effective as of the closing of the Financing, my title shall change to "President" and will no longer be "President and Chief Executive Officer." I will also continue to serve on the Company's Board of Directors, subject to the Company's By-laws, but shall no longer serve as Chairman.

Except as contained herein, my employment agreement and any amendments thereto with the Company shall remain in full force and effect. This agreement shall become effective immediately prior to the closing of the Financing and shall become null and void should the Financing not close.

Please acknowledge your agreement with the foregoing by countersigning this letter agreement as provided below.

Very truly yours,

/s/ Mark Weinreb
-----------------------------------
Mark Weinreb


Accepted and agreed:
Phase III Medical, Inc.

By: /s/ Joseph Zuckerman
-----------------------------------
     Joseph Zuckerman
     Director